Exhibit 10.73

AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT
THIS AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT ("Amendment No. 2") is entered into effective as of the date of the last signature (the "Effective Date"), by and between CANNASYS, INC., a Nevada corporation ("CannaSys"), and KODIAK CAPITAL GROUP, LLC, a Delaware limited liability company ("Kodiak"), and amends that certain Equity Purchase Agreement dated December 15, 2015, between CannaSys and Kodiak, as amended by Amendment No. 1 to Equity Purchase Agreement dated December 15, 2016 (together the "EPA").
Recital
CannaSys and Kodiak desire to amend the EPA to: (i) increase the Maximum Commitment Amount to $3,000,000; (ii) extend the Commitment Period to December 31, 2018; and (iii) amend the definitions of "Market Price" and "Valuation Period" on the terms and conditions set forth herein. Capitalized terms used in and not defined in this Amendment No. 2 have the meanings given them in the EPA, as applicable.
Agreement
NOW, THEREFORE, in consideration of the foregoing Recital (which is incorporated herein by this reference), the respective representations, warranties, covenants, and agreements set forth in this Amendment No. 2, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties agree as follows:
1.	Amendments to EPA. On the Effective Date, the EPA is hereby amended by:

(a) deleting the definition of "Maximum Commitment Amount" in Section 1.1 in its entirety and replacing it with the following:

"MAXIMUM COMMITMENT AMOUNT" shall mean Three Million Dollars ($3,000,000).

(b) deleting the definition of "Commitment Period" in Section 1.1 in its entirety and replacing it with the following:

"COMMITMENT PERIOD" shall mean the period commencing on the Execution Date and ending on the date on which Investor shall have purchased Put Shares pursuant to this Agreement for an aggregate Purchase Price of the Maximum Commitment Amount or December 31, 2018."

(c) deleting the definition of "Market Price" in Section 1.1 in its entirety and replacing it with the following:

"MARKET PRICE" shall me shall mean the lowest closing price on the Principal Market for any Trading Day during the Valuation Period, as reported by Bloomberg Finance L.P.

(d) deleting the definition of "Valuation Period" in Section 1.1 in its entirety and replacing it with the following:

"VALUATION PERIOD" shall mean the period of five Trading Days immediately preceding the Clearing Date associated with the applicable Put Notice during which the Purchase Price of the Common Stock is valued. Investor shall notify the Company in writing of the occurrence of the Clearing Date associated with a Put Notice. The Valuation Period shall begin the first Trading Day following such written notice from Investor.

2. General.

(a) Except as amended hereby, the EPA shall continue in full force and effect in accordance with its terms. Reference to this Amendment No. 2 need not be made in the EPA or any other instrument or document executed in connection therewith, or in any certificate, letter, or communication issued or made pursuant to, or respecting, the EPA, any reference in any of such items to the EPA being sufficient to refer to the EPA, as amended.

(b) This Amendment shall be governed by and construed under and in accordance with the laws of the state of California without regard to the principles of conflicts of law.

(c) This Amendment may be executed in any number of counterparts (and any counterpart may be executed by original, portable document format (pdf), or facsimile signature), each of which when executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the dates set forth below.

CANNASYS, INC.

By:  /s/ Michael Tew
Name: Michael Tew
Its: Chief Executive Officer
Date: ___________________

KODIAK CAPITAL GROUP, LLC

By: /s/ Ryan Hodson
Name: Ryan Hodson
Its: Managing Member
Date: March 2, 2017